CERTIFICATE OF STATUTORY TRUST

                                       OF

                        ADVISORY HEDGED OPPORTUNITY FUND



     This Certificate of Statutory Trust of Advisory Hedged Opportunity Fund (the "Statutory Trust") is filed in accordance with the provisions of the Delaware Statutory Trust Act (12 Del. C.ss.3801 et seq.) and sets forth the following:

          (a) The name of the Statutory Trust is: Advisory Hedged Opportunity Fund.

          (b) The name of the registered agent of the Statutory Trust for service of process is The Corporation Trust Company. The business address of the registered office of the Statutory Trust and of the registered agent of the Statutory Trust is: Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

          (c)  This Certificate shall be effective upon filing.

          (d) The Statutory Trust is to become a registered investment company under the Investment Company Act of 1940, as amended.

          (e) Notice is hereby given that the Statutory Trust may consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for, or otherwise existing with respect to a particular series of the Statutory Trust, shall be enforceable against the assets of such series only and not against the assets of the Statutory Trust generally.

         IN WITNESS WHEREOF, the undersigned, being the sole trustee of the Statutory Trust, has duly executed this Certificate of Trust as of the 27th day of January, 2003.


                         /s/ Stephen W. Roszell
                         --------------------------
                             Stephen W. Roszell, as
                             Trustee, and not individually